Exhibit 99.1

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MAY 03, 2012 / 01:00PM GMT, GLF - GulfMark Offshore Q1 2012 Earnings Conference Call

CORPORATE PARTICIPANTS

David Butters Gulfmark Offshore Inc—Chairman

Quintin Kneen Gulfmark Offshore Inc—CFO

Bruce Streeter Gulfmark Offshore Inc—President, CEO

CONFERENCE CALL PARTICIPANTS

Gregory Lewis Credit Suisse—Analyst

James West Barclays Capital—Analyst

Jeff Spittel Global Hunter Securities—Analyst

Joe Gibney Capital One—Analyst

Todd Scholl Clarkson Capital Markets—Analyst

Fotis Giannakoulis Morgan Stanley—Analyst

PRESENTATION

Operator

Welcome, everyone, to the GulfMark Offshore first quarter 2012 earnings conference call. My name is Emily and I will be your conference specialist for this presentation. On the call today are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; and Quintin Kneen, Chief Financial Officer. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions)

Please note this event is being recorded. This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company’s filing with the SEC. The forward-looking comments on this conference call should not therefore be regarded as representations and that the projected outcomes can or will be achieved. Thank you. I would now like to turn the conference over to Mr David Butters. Please go ahead.

David Butters —Gulfmark Offshore Inc—Chairman

Thank you, Emily. And welcome, everyone, to GulfMark’s first quarter earnings conference call. Seasonality has always been part of GulfMark’s earnings cycle, and this year’s first quarter results was no exception. But this morning’s choppy report saw more than the normal seasonality impact, and Quintin Kneen, our Chief Financial Officer, will offer more clarity on the various items contained in our quarterly results. I should note, however, that there was, as we exited the first quarter, a noticeable sign of improved conditions across the board in our operating environment. Following Quintin’s remarks, Bruce Streeter will guide you through some of these changes in the various regions and give some guidance on the outlook for the remainder of the year. So Quintin, why don’t you cover the financial results.

Quintin Kneen —Gulfmark Offshore Inc—CFO

Thank you, David. As we indicated in the press release, results for the first quarter were characterized by the Q4-Q1 seasonality. And although sequential quarterly revenue was down from Q4, on a year-over-year basis, consolidated quarterly revenue was up 8% compared to the first quarter of 2011. There is every indication that we will see the same magnitude or even better of the year-over-year improvements in revenue for the remaining quarters of 2012. Our revenue for the quarter was $87.4 million, which although up 8% on a year-over-year basis, was down approximately 13% from Q4. Revenue in the North Sea region was down approximately 14% or $6.3 million from the fourth quarter. Contributing to the seasonal decrease was the decision to relocate the NORTH TRUCK, a 1983-built PSV. That vessel was previously based in the Norwegian sector and contributed $1.1 million of revenue in the fourth quarter. After completing its existing contract, it was relocated to the UK sector, based on better perceived long-term marketability. Relocating and reflagging the vessel kept it out of the market for a majority of the quarter. Looking at the year-over-year change in the North Sea, Q1 2012 compared to Q1 2011 showed a 6% increase in revenue for the region, which we see as a confirmation of the continuing improvement in that region.

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MAY 03, 2012 / 01:00PM GMT, GLF - GulfMark Offshore Q1 2012 Earnings Conference Call

Our Southeast Asia region continues to turn in good quarterly results. Revenue for the first quarter was down approximately 10% in comparison to Q4, driven by an 8 percentage point decrease in utilization and a slight decrease in the average day rate. Southeast Asia had a relatively high percentage of days in drydock during the quarter, which contributed to the sequential quarterly decrease. Revenue for the Americas region was down 11% on a sequential quarterly basis. But on a year-over-year basis, revenue for the region for Q1 2012 was 17% higher than revenue in Q1 of last year. On a sequential quarterly basis, the average day rate for the region was up approximately 5% from the fourth quarter. But the driving force in the decrease in revenue was lower utilization. Utilization decreased 11 percentage points compared to the fourth quarter of 2011, largely due to vessel relocations during the quarter. On a consolidated basis, operating costs were slightly over our quarterly guidance of $47 million to $48 million. We continue to expect that the average quarterly level for 2012 will work out in the end to be within this range, but the first quarter had a slightly higher result due to a higher-than-average level of vessel moves.

As we mentioned on the last earnings call, we anticipate approximately $29 million of drydock expense during 2012. Originally, we anticipated spending $8 million in Q1 and we ended up spending $6.2 million. We now anticipate spending approximately $9 million in the second quarter, $5 million in the third quarter and $9 million in Q4. We continue to adjust the timing of these drydocks, but our current estimate remains at $29 million of drydock expense for 2012. General and administrative expenses for the quarter amounted to $12.1 million, just slightly above our expected average quarterly run rate for the full year 2012. We still anticipate that quarterly general and administrative expense will average out to be approximately $12 million per quarter during the year. Consolidated depreciation of $15 million was essentially flat sequentially and consistent with our anticipated quarterly run rate. As a result, consolidated operating income before special items was $5.3 million. Interest expense for the first quarter was $8.9 million, which compares to our original guidance of approximately $5 million.

Included in the first quarter amount are two special items related to the repayment of the term loan facility. The first is that we recognized a charge of $2.1 million associated with the declassification of an interest rate swap that had been accounted for as a hedge. The swap was done to fix the rate on this floating-rate debt. And when we repaid the floating-rate debt; there was no longer anything to hedge. We actually continue to hold the swap instrument itself, but the discontinuation of the hedge-accounting treatment results in a non-cash charge to interest expense. The second item is that we wrote off $1.4 million of unamortized costs associated with the term loan facility. You may recall that earlier in the quarter, we extended the maturity on that term loan facility, and this charge relates to writing off the cost of that modification. Going forward, I anticipate interest expense for the remaining quarters of 2012 to average between $4.5 million and $5 million per quarter. The tax provision for the quarter was a benefit of $800,000, or 22% of pretax loss. We still anticipate that our tax rate for 2012 will be between 11% and 13%. But the tax rate was higher in the first quarter due to some special items.

Another special item in the first quarter was the $1.9 million loss on the extinguishment of debt. That charge relates primarily to the call premium on the bond we retired, but also includes the write-off of the remaining initial issue discount and the original bond issue costs. Capital expenditures for the quarter amounted to $35.6 million. Included in that amount is $22.5 million for the vessel we purchased in January, and $10.5 million of progress payments on the vessels under construction. There was also a small amount of other capital expenditures during the quarter that totaled $2.7 million and offsetting these outlays were proceeds of $6.4 million from the sale of the Crew Boat that we also announced in January. And all considered, cash used in investing activities netted to $29.3 million during the quarter. There are currently nine vessels that we will be constructing over the next two years, and the total value of these vessels is approximately $380 million. As of March 31, we had spent approximately $50 million on these vessels, and we anticipate spending another $125 million in the remainder of 2012. And we anticipate spending $195 million in 2013 and $10 million in 2014.

The vessels will begin to deliver in Q2 of 2013. We anticipate two vessels to be delivered in Q2 2013, three vessels in Q3 2013, two vessels in the fourth quarter of 2013, and the final two vessels in the first quarter of 2014. A schedule that sets out the basic vessel specifications, estimated construction price, anticipated delivery date and the initial operating region will be included in the 10-Q for of the quarter. The funding of the vessels will be largely through cash currently on hand and cash generated by operations over the next two years, but we will also begin to utilize our revolving credit facilities. Cash on hand at quarter-end was $222.2 million. All totaled, net debt, total debt less cash, was $204.5 million on March 31. That is a net increase in net debt of $25.8 million since year-end, and reflects the amount that we spent on capital expenditures that I mentioned a moment ago of $29.3 million. Plus the cash we spent on refinancing the debt and other financing activities of $7.9 million, offset by the positive amount of cash generated by operating activities during the quarter of $11.4 million. On the last call, we estimated that we would finish the year with net debt in the range of $140 million to $160 million. Given the actual results for the first quarter, the cost of the refinancing, and the amount that we now anticipate investing in the two additional new builds for the Gulf of Mexico, we currently anticipate that net debt will be between $230 million and $250 million at year-end.

And so to recap, at quarter-end, the senior notes represented $379.7 million of our outstanding indebtedness. $300 million from the new issue and $79.7 million of the issue we just retired. There was $7 million outstanding under the revolving credit facility. And the outstanding balance on the term loan facility was $40 million. In April, we repaid the $79.7 million that was still outstanding on the retired senior note issue at quarter end. Total outstanding indebtedness at quarter-end was $426.7 million, and net of cash, the balance at quarter-end was $204.5 million. Contract cover for the remainder of 2012 stands currently at 57%. Consolidated contracted revenue for the remainder of 2012 was $201 million, and that’s revenue dollars. The $201 million of revenue dollars for the remainder of 2012 breaks out as follows. $103 million for the North Sea, $30 million for Southeast Asia, and $68 million for the Americas. Forward contract cover for 2013 stands currently at 30%, and the total US dollar value of backlog is currently $545 million. And with that, I will transfer the call over to Bruce to give more detail on current market conditions and more perspective on the remainder of 2012.

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MAY 03, 2012 / 01:00PM GMT, GLF - GulfMark Offshore Q1 2012 Earnings Conference Call

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Thank you, Quintin. Today we are in an exciting time in the supply vessel industry. Across all of our operating areas, we see positive signs that we are now starting to benefit from the development of the strong market. Going into the year, we had a lot of planning decisions to make. As we indicated on the previous call, we expected seasonality. We expected that the impact of $29 million worth of drydocks would take a considerable amount of days out of the year, and we had to plan and adjust accordingly to do that. Quintin has identified that we only spent $6.2 million of the drydock cost during the first quarter. But on a days perspective, we did start nine drydocks and largely finished those during the quarter. So a large percentage of the days on a quarterly basis are behind us. Our intention was and is to be proactive, taking the actions that strengthen the Company for the long-term, and at the same time boost the near-term earnings power of our fleet. That meant that we had to consolidate as much as we could on the cost and lost days time within the first quarter. On the longer-term perspective, we have purchased a vessel, we are in the process of ordering new vessels, and at the same time we continue to look at vessels that are non-core, and dispose of those.

All of those should increase our potential for calendar year 2012 and should increase it as we move forward. 2013, where we start to get the big significant impact from the new construction vessels, will add considerably. In the end, we took over 350 potential revenue days out of the first quarter. I haven’t compared it, but the actual days I suspect is about double the number of days that we took out of the first quarter a year ago. And at the same time we were able to move revenue up $6 million from where we were in the same quarter a year ago. We mobilized a vessel from Brazil to Singapore, and a second vessel left Brazil during the quarter and arrived in the Gulf of Mexico early this quarter. Many people have been asking questions about when we would return vessels from Trinidad. And we did, we brought three of the PSV’s and one FSV back during the quarter. As I mentioned, we did start nine drydocks. A few of the days will continue into the second quarter, but we did quite well in pushing drydock program ahead. We installed the firefighting system on a vessel in Asia, we completed the third of our stretch vessels late in the quarter, and we lost time with a vessel in Brazil where we couldn’t get drydock space and had to effect underwater repairs.

The good part of all of this is that the vessel that went to Singapore is now on a term contract. The stretch went to work straight away. The vessels returning from Trinidad are all working. The vessel that came here from Brazil will see considerable modifications done and will return to Brazil on a new long-term contract that at this time we expect to start in the third quarter. In the North Sea, all of the contracts we expected to roll over or put in place are largely done. The spot market in the North Sea strengthened sooner than expected and appears much stronger than we anticipated. We currently have one AHTS and four PSV’s in the spot market, and although we expect one of those vessels to shift to term in late summer, we are comfortable with higher spot participation than we have had in several years. I think it helps to look at the development of the average day rate for the region. In the first quarter, as shown in the press release, the number was $19,351 per day, on an average. And on the last day of the quarter, we showed $25,277. Since then it moves up and down, but obviously that’s a rather healthy increase, given the size of the North Sea fleet.

Clearly the market improved as the quarter developed, and people have now started to draw comparison to past peak years. In the Gulf of Mexico, as Quintin mentioned, you had a nice 17% year-over-year utilization increase. And that occurred despite a weak start in January, very little utilization for the two vessels that were mobilized out of Brazil, and the vessel that was in the stretch process for virtually the whole quarter. Average day rates in the Americas during the quarter was actually up over fourth quarter, and continues to move forward. Today we have 100% utilization, and we are starting to see some contract light that is coming from our customers’ interest rather than from us. In Southeast Asia, day rates and averages are pretty consistent. We have not seen the uptick in demand that many are suggesting is happening. Having said that, our average day rate has held, despite a higher turnover and lower utilization rate in this previous quarter than a year ago. If demand and rate structure are improving in Asia, we are once again in a great position to benefit from that increase in demand.

During the first quarter, we had a lot of movement. We ended up with some vessels on premium rates because we did a number of rig tows. But what that does is, it reduces the utilization because you get larger gaps between work, and we’re more consistent with — when we apply the vessels on the term basis. Based on year-to-date, we are definitely on the positive side of the curve, moving up from the trough. Given our spot exposure, we have a great opportunity to gain from the near-term market improvement, but much more importantly, to grow positive returns on the long run. Our new construction program has also grown. And as we see the market develop, this can be a continuous part of our strategy. With all of the above, we are excited about the new vessels, that we are under construction and adding vessels to the Gulf of Mexico program. Now, we have signed a letter-of-intent for the first two vessels that we anticipate building in the Gulf of Mexico, and expect to turn that into a contract when we finalize certain engineering decisions. The first order gives us reasonably prompt access to the Gulf of Mexico market. And this allows us to expand the reach of our size-range within the marketplace, and is good continuation on the stretches.

We will continue the stretch program. We have agreed to the next phase of that. And we have started the engineering process on looking at the second group of ten vessels that potentially could be stretched. So we expect by middle of next year we will be able to offer a very wide range of vessel options to our customers, as the markets continues to increase and opportunities develop. We now have a nicely rounded construction program that can be accomplished while maintaining a conservatively strong balance sheet. As Quintin has indicated, we have also moved to improve our long-term debt structure and provide us a great deal of flexibility in the capacity to handle the growth opportunities we foresee, while maintaining the low cost of capital. This has been a very active and productive quarter for us. We are speaking today almost exclusively about the future, as that is what our planning and goals were directed towards. Getting to where we are today has been a Company-

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MAY 03, 2012 / 01:00PM GMT, GLF - GulfMark Offshore Q1 2012 Earnings Conference Call

wide effort. I need to recognize the finance team; the new construction management group; those involved in crewing, operating and maintaining our vessels; and most important, our dedicated crews. I recognize the Company-wide strong effort and one that I believe over the long-run is going to greatly benefit the shareholders. With that, we will turn it over for questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session.

(Operator Instructions)

Gregory Lewis, Credit Suisse.

Gregory Lewis —Credit Suisse—Analyst

Yes, thank you, and good morning. Bruce, could you talk a little bit about the decision to move the vessel from Brazil to Singapore? Just given — we are hearing various observations about Asia Pacific, that it seems like it’s kind of weaker than other basins. Clearly you already have a fair amount of boats operating in that region. Could you just talk a little bit about that?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Our original expectation was that we would extend the vessel with Petrobras in Brazil. We had the opportunity to do that; we got into negotiations on price. And their view on price and ours was considerably different. If you look at the cost changes and increases in Brazil, what Petrobras wanted us to do didn’t make a lot of financial potential for us. So, we looked at the other regions and some possibilities in West Africa, et cetera, and we determined that if you looked at the earnings power of similar vessels in the class in Singapore, that was, near-term anyway, the best location for that vessel.

So, essentially, we lost the quarter. It took us basically the full quarter to get the vessel moved there and to be prepared. But as soon as it was ready, it did go on a term contract. And actually, last night, I understand that we are actually talking about an extension of the vessel that might actually go all the way to 2014. So, I think it was the right decision. Those vessels are extremely popular in Southeast Asia, and we just couldn’t afford to go to the number that Petrobras wanted.

Gregory Lewis —Credit Suisse—Analyst

Okay, perfect. And then just in terms of the three PSVs and the one FSV that you moved from Trinidad up to the US Gulf. Do you have any sense for what type of price increases they can potentially get now that they are in the US Gulf, as opposed — and I guess on top of that, are the vessels there now being marketed or are they already operating?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

There may have been a few days for each boat when it came back, to clean it up and get it ready, but essentially they all went immediately to work. I think one of them was actually contracted before it arrived.

From the beginning, we indicated that Trinidad was a good position for us. It offset Macondo concerns and risks, and at the time it obviously provided a premium against the US Gulf. But that premium has actually reversed. The vessels went on hire at rates that were well above where they were in Trinidad. We did not bring them all together, but we have spaced them across the quarter. They have entered the market smoothly and evenly, and I have to give our guys a lot of congratulations on some really good planning there.

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MAY 03, 2012 / 01:00PM GMT, GLF - GulfMark Offshore Q1 2012 Earnings Conference Call

Gregory Lewis —Credit Suisse—Analyst

Okay, perfect. And then just one final question. In terms of thinking about the fleet, and I realize the market is always in flux, but when we look out over the next few quarters, do you anticipate mobilizing any vessels in between basins?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

That is certainly a possibility. We have a couple of managed vessels that we’ll move. We have one that is leaving within the next 10 days from the North Sea to go to the Mediterranean. We will see movements.

When we started negotiating with Petrobras on the Kiowa, our expectation was that the vessel would stay in Brazil, but you just have to make the right financial decisions. So, it’s hard for me to anticipate now, that we will have movements. But you have a fair amount of strength in the Gulf of Mexico, and it appears that it will only continue to strengthen. The North Sea is reasonably strong right now.

We have moved the other vessel that was in Brazil that came back to the Gulf of Mexico. It is a 1999-built vessel. Essentially what it’s doing is going through a mid-life renewal. And we will make a number of modifications to it, and then it will do a four-year plus four-year contract with Petrobras at a very good rate, in Brazil. Sometimes you do negotiate good rates. So, that vessel has moved up here; it will move back there. Given the fact that it takes us 20-some-odd days to move it up and back, it was based a financial decision that we could do the project with better control, better costing, and better timing here in the Gulf of Mexico.

Gregory Lewis —Credit Suisse—Analyst

Okay, perfect. Thank you for the time.

Operator

James West, Barclays.

James West —Barclays Capital—Analyst

Good morning, Bruce, Quintin. Bruce, I was pretty impressed with the number you threw out for the North Sea fleet at the end of the quarter, at about $25,000 a day, compared to, of course, that $19,000-and-change average for the quarter. Is that sustainable, and is that the type of average day rate we should think about during the summer season — 2Q and 3Q?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Well, I wouldn’t say that’s what you should look at in the North Sea. I would have to go back and look at remaining drydock days, et cetera, there. It has moved up and down. That was the last day of the quarter. It was a good point in time. The rates in Norway have varied a little bit, but not a whole lot. But the UK, they are quite variable.

So, while we are anticipating a good, strong season, I’m not sure we are as strong as some of the analysts would suggest. So, I don’t think I would go quite that high. But it’s definitely the majority of what you have seen. The differential from the end of the quarter to the average of the quarter is a reflection of the weakness of the seasonality and the improvement that we will see in second and third quarter.

James West —Barclays Capital—Analyst

Okay, so, a lot closer to the $25,000 than the $19,000, as we think about the summer season.

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Yes.

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MAY 03, 2012 / 01:00PM GMT, GLF - GulfMark Offshore Q1 2012 Earnings Conference Call

James West —Barclays Capital—Analyst

Okay. And then, in the Americas, you’ve obviously moved some vessels back, you are getting some day-rate traction in here. It seems like there is a scramble underway for assets from your customer base, which is obviously why you are moving vessels back. Your customers — you alluded to asking for more term. What type of term are they asking for? Is it six months, which is term for the Gulf, I guess. Or is year or two year? Are these significant long-term contracts? And what’s your appetite?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

I don’t see a great deal of movement to long-term contracts, but it’s all over the place. As a comparison, somebody who would probably say — we will take the boat on day-for-day or for 30 days, now is trying to lock in 60 days or 90 days, and in a couple of the cases, 120. As they are seeing the rates move, they want more term.

So, with the Gulf of Mexico, I think we are in a pretty good situation. We are anticipating closing on the sale of two of the 172-foot crew boats that have been working recently in Mexico. So, those vessels will come off, but the FSVs are at the smaller end. And we anticipate that we are going to continue to see day rate increases across the fleet in the Gulf of Mexico as the year develops.

James West —Barclays Capital—Analyst

How many more US-flagged vessels do you have internationally that could come back?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Well, in theory, we’ve got seven overseas that potentially could come back. But I’m not anticipating any quick movements. We have some longer-term contracts, and we have some vessels that are going to renew, based on the fact that we are going to get relatively strong rates for them outside of the Gulf.

James West —Barclays Capital—Analyst

Okay, great. Thanks, Bruce.

Operator

Jeff Spittel, Global Hunter Securities.

Jeff Spittel —Global Hunter Securities—Analyst

Thank you. Good morning, guys. Could you remind us — now that we are moving a lot of vessels around in the Americas, once we are done with that process, exactly what the regional footprint breakdown will be?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Do you mean —?

Jeff Spittel —Global Hunter Securities—Analyst

How many vessels would be stationed in the different regions — just what the composition of the fleet will look like when you are done with the mobilizations.

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MAY 03, 2012 / 01:00PM GMT, GLF - GulfMark Offshore Q1 2012 Earnings Conference Call

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

I’m not 100% sure we are done. But right now, we are looking at basically having more or less 20 vessels active in the Gulf of Mexico.

Jeff Spittel —Global Hunter Securities—Analyst

Okay. And one of your competitors had cited some issues in terms of challenges with the labor market. As you evaluate the Gulf of Mexico market, what has been your experience so far in terms of pressure on rates and wage increases?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Well, one of the — in the discussion yesterday we were talking about anticipating some perhaps slightly higher tax rate. Well, the fact that you get a higher tax rate means that you are earning more in the US and more in the Gulf of Mexico. So, that’s sort of a negative-positive. And the same thing is going to happen related to crews. There is no question that there is going to be pressure on crew costs in areas such as the Gulf of Mexico, Brazil, et cetera, where activity levels are increasing and where pricing levels are increasing. We have seen a couple of people in the Gulf of Mexico that have acted preemptively, if you will, to try to secure crew; that will have a knock-on effect on what other people do.

We are trying to continue a long-term focus that tries to improve the total benefit package, the potential for the crew member who works for us, and to try to mitigate some of the movement that is up and down. But historically, what you have seen in the Gulf of Mexico is that rates go up when demand goes up, and then they lay off a lot of people and rates go down when the market weakens. People leave the industry and you lose the talent because a lot of them don’t come back. We have tried to work somewhat differently from that, but obviously we will see exposure and pressure due to wages.

Jeff Spittel —Global Hunter Securities—Analyst

Pretty high-grade problem after the last few years. Thanks, guys.

Operator

Joe Gibney, Capital One.

Joe Gibney —Capital One—Analyst

Thank you, good morning. Just one quick one for me. I was just wondering if you could clarify your comments on Gulf of Mexico utilization. You referenced 17%-plus year-over-year, I believe, and then — but you also referenced 100% utilization. I’m just curious, what was your spot utilization in the quarter, and where are we exiting this quarter in the Gulf of Mexico?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Our utilization for the quarter, for the first quarter, was — .

Quintin Kneen —Gulfmark Offshore Inc—CFO

The spot rate exiting the quarter was 91%, and the average for the quarter for the Gulf of Mexico was probably 83%.

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

So, 83% average for the quarter, 91% at the end of the quarter, 100% this morning.

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MAY 03, 2012 / 01:00PM GMT, GLF - GulfMark Offshore Q1 2012 Earnings Conference Call

Joe Gibney —Capital One—Analyst

Okay, helpful. And then, just following up on Jeff’s question on vessel allocation in the Americas. We are at 20 left in the Gulf of Mexico, and now with the sale of some of these supply vessels out of Mexico, how many vessels are you left there? And in Trinidad, is there only just a couple boats left at this point?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Two vessels in Mexico and three in Trinidad.

Joe Gibney —Capital One—Analyst

Okay, thank you. I will turn it back.

Operator

Todd Scholl, Clarkson Capital Markets.

Todd Scholl —Clarkson Capital Markets—Analyst

Good morning, guys. I just wanted to get your thoughts around the timing of your new build announcements. Was any of that related to other competitors maybe starting to take up yard slots in the US yards? Or was this just motivated by the fact that you wanted to increase your [Jones active fleet] in the Gulf of Mexico on anticipation of greater demand?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

I think you have seen a scaled-down approach in the Gulf of Mexico, where people moved first to secure the very large PSVs, and then you have seen the benefit move down through the marketplace. Our goal was to take a fleet that was largely all modern, DP-2 diesel electric ships, and improve our position in the marketplace. And in order to do that, we needed to widen the range and scope. We started the stretch projects, and we anticipated that we would get a very quick return on the investment. We didn’t anticipate anywhere near as quick a return as we will get. We bought the vessel to move up to the next leg, and the plan was to continue that.

So, we are looking at taking the 210-foot vessels, and perhaps putting [new] bodies in those. But to expand into the larger end, so that we offer our customers the wider range. We’ve been working on several different designs and concepts, the engineering packages, reliability, evaluations, et cetera, fairly long time. This has been — even the development of this contract itself has taken quite a while. And we still have a couple of open items to close before it actually converts from a letter-of-intent to a contract. And we are continuing to work on a couple of other alternatives that would allow us to expand the construction program further in the Gulf. But this is part of long-term planning. It started before we made the announcements of the new construction vessels in the North Sea.

Todd Scholl —Clarkson Capital Markets—Analyst

Let me ask you one other question. One of your competitors in the Gulf has started a program where they are going to use LNG-fueled OSVs. Did you guys give any thought to that, or did you just decide to let somebody else go out there with it first, and see how it works? Is there anything that you gave any thought to at all?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Well, we know how it works because there are a number of vessels in Norway that have been operating with LNG for quite a while. It’s not something that’s readily available or easily sourced, so, they are going to have to, at the same time that they come out with the vessels, they are going to have to establish the opportunity for a fueling station. And obviously, that limits the locations in which the vessels can work. We have found that some of the customers that we have talked to give lip service to the concept as being something of an improvement in the market, but the majority of them don’t seem to have much interest in it.

Statoil in Norway has clearly taken the lead in it, and we have evaluated some of the developments as far as the LNG operations there. And we would have to go through significant engineering evaluations to consider it. As you know, LNG is heavier than air. We have vessels with deep tanks, et cetera, so, there are a number of things to consider in it, and there is some obvious headline value from it. But the underlying is still a long way from being decided.

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MAY 03, 2012 / 01:00PM GMT, GLF - GulfMark Offshore Q1 2012 Earnings Conference Call

Todd Scholl —Clarkson Capital Markets—Analyst

Okay, great. That’s all from me. Thank you.

Operator

Fotis Giannakoulis, Morgan Stanley.

Fotis Giannakoulis —Morgan Stanley—Analyst

Yes, good morning, guys. And thank you for your time. Most of my questions have been answered, but I would like to ask if you see other competitors, especially on the private side, being willing to order new building vessels? And what are the risks that you see to the positive outlook for the rest of the year?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

There’s been a lot of discussion about new construction, and the impact of new construction around the world. It has obviously affected pricing in Southeast Asia. There has been varied levels of concern about it in the North Sea and other regions. So far, the vessels that have delivered into locations such as Gulf of Mexico and the North Sea have been absorbed. And with increasing demand in locations such as West Africa, now East Africa, expansion in the Mediterranean that we thought would have occurred last year but has been limited by political events last year, now appears to be a little bit back on track, continued demand at Petrobras in Brazil, et cetera.

It’s difficult to say that there is not a concern about new construction. But at the same time, if you look at the expansion of the rig fleet and the monies being invested there, you are certainly building more rigs on a usage basis than you are building supply vessels, that’s for sure.

Fotis Giannakoulis —Morgan Stanley—Analyst

And can you describe what is the financial situation, and how the banks are responding to requests for new buildings? Obviously, that does not apply for you that you have already the liquidity, but what about the private competitors?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

I think that there are companies that are well-financed that are doing quite well. But at the same time, there are opportunities, there are people that see opportunities but cannot put together the financing. Banks are not in the same situation they were in earlier periods, and they demand more money up front and more ability to confirm the ability to pay. I’ve seen a number of deals in the last three or four months that have foundered on the inability of people to do financing.

Fotis Giannakoulis —Morgan Stanley—Analyst

And you (inaudible) terms that the shipyards are willing to provide for new building vessels? Is there any available financing from the shipyards themselves?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

If you go around the world, I am sure that there are. Shipyards obviously are very intent on getting people to put vessels in yards. You do have some machinery manufacturers that will provide levels of funding. That’s no different now than it ever has been in the past. It does exist.

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MAY 03, 2012 / 01:00PM GMT, GLF - GulfMark Offshore Q1 2012 Earnings Conference Call

Fotis Giannakoulis —Morgan Stanley—Analyst

My last question — regarding the Southeast Asia situation and the Indian Ocean, we see that there is a persisting oversupply there. Did you anticipate, or have you seen in the market, any meaningful movements of tonnage to other regions that could potentially put the pressures to other regions? And what would be this region that could be the first destinations of these vessels?

Bruce Streeter —Gulfmark Offshore Inc—President, CEO

Well, there is a lot of vessels in Southeast Asia. A lot of them are very low spec. Many of them are with operators without a great deal of experience. So, we have seen them, in particular, try to move vessels. There have been a number of Asian companies that have recently been successful on Petrobras tenders. There are a number of Asian vessels that have gone to the Middle East, and certainly a large number that have gone to West Africa. I’d like to say that improves the marketplace, but I don’t know that it helps us particularly because we generally get opportunities where people are looking for high levels of reliability, and looking to us and a few other competitors to provide those vessels. And the majority of those vessels that you are talking about in Southeast Asia never come into play in discussions that we have.

Fotis Giannakoulis —Morgan Stanley—Analyst

Okay. I appreciate. Thank you very much for your time.

Operator

(Operator Instructions) There are no other questions in the queue, so, this concludes today’s question-and-answer session. I would like to turn the conference back over to Mr. Butters for any closing remarks.

David Butters —Gulfmark Offshore Inc—Chairman

Thanks, Emily. And thank you all for joining us. We look forward to meeting with you again in three month’s time. Thank you.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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